CERTIFICATE OF DESIGNATION
                            SERIES C PREFERRED STOCK

      Christopher Carey certifies that he is the Chief Executive Officer and Secretary of Stronghold Technologies, Inc., a Nevada corporation (hereinafter referred to as the "Corporation") and that pursuant to the Corporation's Certificate of Incorporation, as amended, and Section 78.1955 of the Nevada General Corporation Law, the Board of Directors of the Corporation adopted the following resolutions effective on February 6, 2006, and that none of the shares of Series C Preferred Stock referred to in this Certificate of Designation have been issued.

      1.    Designation; Number of Shares; Stated Value.

      The designation of said series of Preferred Stock shall be Series C Preferred Stock (the "Series C Preferred Stock"). The number of shares of Series C Preferred Stock shall be 10,000. The shares of Series C Preferred Stock shall be issued as full shares and shall have a par value of $.01 per share and a Stated Value of $78.14 per share.

      2.    Conversion.

            (a) Conversions at the Option of the Holder. Each share of Series C Preferred Stock shall be convertible into shares of common stock determined by dividing the Stated Value of such share by the closing bid price on the day immediately before such conversion (the "Set Price"), at the option of the holder, at any time and from time to time from. Holder shall effect conversions by providing the Corporation with the form of conversion notice. Each Notice of Conversion shall specify the number of shares of Series C Preferred Stock to be converted, the number of shares of Series C Preferred Stock owned prior to the conversion at issue, the number of shares of Series C Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Notice of Conversion to the Corporation by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

            (b) Automatic Conversion. Shares of Series C Preferred Stock will be automatically converted into common stock upon receipt of financing (the "Financing") from New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. or AJW Partners, LLC (collectively, the "Investors"). Upon receipt of financing from the Investors, the number of shares of Series C Preferred Stock multiplied by the Stated Value equal to the gross proceeds of the Financing shall be automatically converted into shares of common stock of the Corporation. For example, if the Investors provide the Corporation with a Financing in the amount of $100,000, then the holder must convert 151 shares of Series C Preferred Stock, which is the quotient of $100,000 divided by the Stated Value. The number of shares to be delivered to the holder shall be determined in accordance with Section 2(a). No notice by either party of such automatic conversion pursuant to this Section 2(b) is required.

      3.    Number of Shares.

      The Board of Directors reserves the right, by subsequent amendment of this resolution, from time to time to decrease the number of shares which constitute the Series C Preferred Stock (but not below the number of shares thereof then outstanding) and, subject to anything to the contrary set forth in the Certificate of Incorporation applicable to the Preferred Stock, to subdivide the number of shares, the stated value per share and the liquidation value per share of the Series C Preferred Stock and in other respects to amend, within the limitations provided by law, this resolution and the Certificate of Incorporation.

      4.    Liquidation Rights.

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders on parity with othe shares of preferred stock, after and subject to the payment in full of all amounts required to be distributed to the holders of any senior securities, but before any payment shall be made to the holders of junior securities by reason of their ownership thereof, an amount equal to the Stated Value. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

      5.    Voting Rights.

            Except as otherwise required by law or as provided in Section 7(b) or 7(c) below, the holders of the Series C Preferred Stock shall not be entitled to vote.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series C Preferred Stock to be duly executed by its Chief Executive Officer and attested to by its Secretary this 6th day of February, 2006, who, by signing their names hereto, acknowledge that this Certificate of Designation is the act of the Corporation and state to the best of their knowledge, information and belief, under the penalties of perjury, that the above matters and facts are true in all material respects.

                                               STRONGHOLD TECHNOLOGIES, INC.


                                               -----------------------------
                                               Christopher Carey,
                                               CEO and Secretary

                                       2